Exhibit 10.9

Ion America Corporation

16085 Greenwood Lane

Monte Sereno, CA 95030

April 1, 2002

K.R. Sridhar

Dear K.R.:

Ion America Corporation (the “Company”) is pleased to offer you the position of Member of Technical Staff. This letter embodies the terms of our offer of employment to you.

AT WILL Employment. You should be aware that your employment with the Company is AT WILL, which is to say that your employment is freely entered into and is for no specified period of time. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

Salary. Your salary will be $180,000 per year and will be paid in accordance with the Company’s normal payroll practices. As an employee of the Company, you are also eligible to receive the standard package of employee benefits available to all of our employees.

Bonus. You are eligible to receive an annual bonus of up to forty percent (40%) of your salary. This bonus is fully subject to the discretion and approval of the Board of Directors and will be paid in accordance with the Company’s normal bonus payment practices.

Company Rules. As an employee of the Company, you will be expected to abide by the Company’s rules and regulations. As a condition of employment at the Company, you will be expected to sign and comply with the Company’s standard form of employment, confidential information, invention assignment and arbitration agreement. This agreement requires, among other provisions, the assignment of patent rights to any invention made by you during your employment at the Company, the non-disclosure of proprietary information, and your agreement to submit all employment disputes to arbitration.

Required Documentation. This offer is subject to your submission to the Company of satisfactory documentation with respect to your identification and right to work in the United States no later than three (3) days after your employment begins.

Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration held in Santa

Clara County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including section 1283.05, (the “Rules”) and pursuant to California law.

Prior Employment Matters. This offer letter confirms your representation to us that: (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company; (ii) you will not disclose (nor have we solicited) any trade secret or confidential information of any person, including prior employers, to the Company; and (iii) you do not know of any conflict that would restrict your employment with the Company.

Entire Agreement. No agreements, representations, or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this letter have been made or entered into by either party with respect to the subject matter hereof, except that certain Management Retention Agreement between you and the Company.

Acceptance. If you wish to accept employment at the Company under the terms set forth above, please sign and date this letter, and return it to the Company no later than three days after the date first written above. If you accept our offer, your first day of employment will be April 1, 2002.

We look forward to your favorable reply and to a productive and exciting working relationship.

Sincerely,

/s/ K.R. Sridhar
K.R. Sridhar, President

Approved and Accepted:

/s/ K.R. Sridhar

Signature

Date